Exhibit 11.1

September 23, 2026

To the Board of Directors

Timeplast, Inc.

Winter Springs, Florida

We understand that Timeplast, Inc. (the “Company”) intends to include our independent auditor’s report dated April 30, 2026, except for Note 8, Related Party Transactions – String Cubed, Inc., as to which the date is June 26, 2026, and Notes 1, 2, 5, 9, 10 and 11, as to which the date is September 23, 2026, in its amended Offering Statement on Form 1-A under Regulation A (the “Offering”) filed with the U.S. Securities and Exchange Commission (the “SEC”).

Consent Engagement

Our role is limited to providing our consent for the inclusion of our independent auditor’s report in the Offering. Our consent does not constitute an additional audit, review, or other assurance engagement on the Offering Statement. In connection with the reissuance of our report, however, we performed such procedures as we considered necessary with respect to the revised financial statement disclosures and other matters through the applicable dates of our report.

Responsibility for the Financial Statements

Management of the Company is responsible for the preparation and fair presentation of the financial statements included in the Offering in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”), including the completeness and accuracy of the revisions made to the financial statements and related disclosures.

Reissuance and Subsequent Events

Our independent auditor’s report is dated April 30, 2026, except for Note 8, Related Party Transactions – String Cubed, Inc., as to which the date is June 26, 2026, and Notes 1, 2, 5, 9, 10 and 11, as to which the date is September 23, 2026.

In connection with the reissuance, we performed procedures considered necessary with respect to the matters addressed in the revised notes, including revisions made in response to the SEC’s July 22, 2026 comment letter, and performed subsequent-events procedures through September 23, 2026. Such procedures included, as applicable, reviewing revised financial statement disclosures, obtaining and evaluating supporting agreements and other documentation, considering subsequent events and legal matters, and obtaining updated management representations.

Our audit procedures were not otherwise extended to matters unrelated to the revisions described above, and our consent does not constitute an audit, review, or assurance engagement on the Offering Statement as a whole.

Use of Consent

Our consent may only be used in connection with the Offering described above and may not be used for any other purpose without our prior written consent.

Very truly yours,